Exhibit 10.4

Final Form

CONTINGENT VALUE RIGHTS AGREEMENT

This CONTINGENT VALUE RIGHTS AGREEMENT, dated as of February 6, 2024 (this “Agreement”), is entered into by and among Akumin Inc., a Delaware corporation (the “Company”), Stonepeak Magnet Holdings LP, a Delaware limited partnership (“Stonepeak”) and Continental Stock Transfer & Trust, a federally chartered trust company, as agent with respect to the Contingent Value Rights (the “CVR Agent”).

WITNESSETH:

WHEREAS, on October 20, 2023, the Company entered into a Restructuring Support Agreement (the “RSA”) with, among others, Stonepeak, the Consenting 2025 Noteholders and Consenting 2028 Noteholders identified therein;

WHEREAS, on October 22, 2023 (the “Petition Date”), the Company and certain of its Affiliates commenced voluntary cases under Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas, and concurrently filed a joint prepackaged plan of reorganization (the “Prepackaged Plan”);

WHEREAS, pursuant to the Prepackaged Plan, the Company shall grant contingent value rights to the CVR Agent on behalf of holders of the Shares (as defined below) immediately prior to the Effective Date (as defined below) that submit a valid CVR Recipient Certification that meets the CVR Recipient Conditions prior to the CVR Submission Deadline (each as defined in the Prepackaged Plan);

WHEREAS, this Agreement constitutes the CVR Agreement referred to in the RSA and the Prepackaged Plan;

WHEREAS, each contingent value right is a contract right, providing the Holder (as defined below) the right to receive contingent cash payments if and to the extent payable pursuant to the terms of this Agreement at a later date, subject to the terms and conditions set forth herein;

WHEREAS, the Company desires to appoint the CVR Agent as its agent with respect to the Contingent Value Rights pursuant to the terms of this Agreement, and the CVR Agent desires to accept such appointment; and

WHEREAS, the CVR Agent has agreed to provide specified services covered by this Agreement.

NOW, THEREFORE, for and in consideration of the agreements contained herein and the consummation of the Prepackaged Plan, it is mutually covenanted and agreed, for the benefit of all Holders, as follows:

ARTICLE 1

DEFINITIONS

Section 1.1. Definitions.

(a) For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(ii) unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders;

(iii) references to any Person shall include such Person’s successors and permitted assigns;

(iv) references to laws, contracts, agreements or instruments are references to such laws, contracts, agreements and instruments as they may be amended or supplemented from time to time, and references to laws include references to any succeeding law and to the implementing rules or regulations promulgated pursuant to such laws or to such succeeding law;

(v) any reference to a number of days shall be deemed to refer to calendar days unless Business Days are specified;

(vi) whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day;

(vii) when computing any time period in this Agreement, the day marking the commencement of the time period shall be excluded but the day of the deadline or expiry of the time period shall be included;

(viii) the word “or” is disjunctive but not necessarily exclusive, and has the meaning represented by the phrase “and/or”;

(ix) all references to $ or dollars are to U.S. Dollars; and

(x) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by “without limitation”.

(b) The following terms shall have the meanings ascribed to them as follows:

“Accredited Investor” has the meaning set forth in Rule 501(a) of the Securities Act.

“Affiliate” means, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. As used in this definition, the term “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Assignee” has the meaning set forth in Section 4.2.

“Authorized Officer” means each of the chief executive officer, president, chief financial officer, or vice president, the controller, the treasurer and the secretary of the Company.

“Board of Directors” means the board of directors of the Company, or similar governing body of any successor-in-interest.

“Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in the State of New York or in the State of Florida.

“Calculation Certificate” has the meaning set forth in Section 2.5(a).

“Capital Stock” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock (or other ownership, equity or profit interests or units in, including any limited or general partnership interest and any limited liability company interest) of such Person.

“Change of Control” means the occurrence of a merger, acquisition, consolidation, sale, transfer or other transaction whereupon Stonepeak and its Affiliates, collectively, fail to own more than 50% of the Capital Stock of the Company.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Preamble.

“Confidential Information” has the meaning set forth in Section 2.3(c).

“Confirmation Order” has the meaning set forth in the Prepackaged Plan.

“Contingent Value Rights” means the rights of Holders to receive contingent cash payments pursuant to this Agreement.

“CVR Agent” means the CVR Agent named in the Preamble, until a successor CVR Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “CVR Agent” shall mean such successor CVR Agent.

“CVR Agent Fees” has the meaning set forth in Section 3.2(f).

“CVR Distribution Expenses” means the reasonable, documented, out-of-pocket costs and expenses of Stonepeak, the Company and any of their respective Subsidiaries solely in connection with the performance of its or their respective obligations under this Agreement or otherwise in connection with any such distribution to be made to the Holders in respect of a CVR Payout Transaction, including, if applicable to the particular CVR Payout Transaction: (a) the costs and expenses (whether or not reasonable) billed by the Independent Accountant and allocated to the Company pursuant to Section 2.6(a) and (b) the CVR Agent Fees billed by and any reimbursed expenses of the CVR Agent in connection with such CVR Payout Transaction.

“CVR Payment Date” has the meaning set forth in Section 2.5(c).

“CVR Payout Transaction” means (i) the consummation of a CVR Trigger Transaction and (ii) following a CVR Trigger Transaction, any subsequent CVR Trigger Transaction or any sale or other disposition of Capital Stock of the Company for value by Stonepeak.

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVR Trigger Transaction” means the consummation of (i) an initial Public Offering; (ii) a sale of all or substantially all of the assets of the Company; (iii) a Change of Control transaction; or (iv) a liquidation, dissolution, or winding up of the Company, whether voluntary, or involuntary, in each case, that results in any payment to Stonepeak on account of its ownership of Shares.

“Effective Date” means the effective date of the Prepackaged Plan.

“Exchange Act” means the Securities Exchange Act of 1934.

“Final Determination” means with respect to (a) U.S. federal income Taxes, a “determination” as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870-AD and (b) Taxes other than U.S. federal income Taxes, any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations).

“Governmental Entity” means United States or non-United States national, federal, state or local governmental, regulatory or administrative authority, agency or commission or any judicial or arbitral body.

“Holder” means a Person in whose name a Contingent Value Right is registered in the CVR Register.

“Indemnitees” has the meaning set forth in Section 3.2(e).

“Independent Accountant” means an accounting firm selected by Stonepeak that (i) is a “big four” accounting firm that has attested its independence to Stonepeak and neither Stonepeak or the Company is an existing client or former client of such accounting firm within the previous 12 months from the date of appointment of the accounting firm and (ii) that has the necessary accounting experience to perform its duties and make such determination or approval required by the Independent Accountant as contemplated in this Agreement.

“Independent Director” means any member of the Board of Directors who is not (i) an employee of the Company or its Subsidiaries, (ii) a director, partner, manager, consultant or employee of Stonepeak or its Affiliates (other than the Company or any of its Subsidiaries), or (iii) any other person that has a business relationship with Stonepeak or its Affiliates (other than the Company or any of its Subsidiaries).

“Initial Contingent Value Rights” has the meaning set forth in Section 2.1(c).

“Liabilities” shall mean any and all debts, liabilities and obligations of whatever kind or nature, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, asserted or unasserted, billed or unbilled or determined or determinable.

“Losses” has the meaning set forth in Section 3.2(e).

“Majority of Holders” means, at any time, the Holder(s) of more than 50% of the total number of Contingent Value Rights registered at such time, as set forth in the CVR Register.

“Make Available” means, with respect to the Calculation Certificate required to be delivered pursuant to Section 2.5(b), (i) the Company has mailed or caused the CVR Agent to mail a notice thereof by first-class mail to the Holders at their addresses as they shall appear in the CVR Register and (ii) posted on the Company’s public website, and for any other document, notice or information required to be provided to Holders under this Agreement, the Company has (x) mailed or caused the CVR Agent to mail a notice thereof by first-class mail to the Holders at their addresses as they shall appear in the CVR Register, or (y) posted on the Company’s public website.

“Non-Party Affiliate” has the meaning set forth in Section 7.9.

“Notice of Objection” has the meaning set forth in Section 2.5(b).

“Officer’s Certificate” means a certificate signed by an Authorized Officer, in his or her capacity as such an officer, and delivered to the CVR Agent.

“Pay-Out Threshold” means, at the time of any CVR Payout Transaction, an aggregate amount equal to: (i) the aggregate amount outstanding under the Stonepeak Note (and any accrued interest, fees or other similar amounts) as of immediately prior to the Effective Date, minus (ii) any dividends or other amounts distributed to Stonepeak on account of its ownership of Shares and any amounts received by Stonepeak in connection with the disposition of its Shares, in each case, less amounts paid therefrom to then-current or former employees or service providers of the Company or its subsidiaries who are not employees of or service providers to Stonepeak or its Affiliates (other than the Company, its subsidiaries and any parent company of the Company at which an equity incentive plan is established) in connection with any equity incentive plan, compensation plan or other arrangement or compensatory grant by Stonepeak or any of its Affiliates plus (iii) any additional cash, securities, or other property or consideration directly or indirectly contributed to or paid on behalf of the Company by Stonepeak or its Affiliates (and any accrued interest) prior to the consummation of the applicable CVR Payout Transaction, including $[236,231,752.99y] contributed by Stonepeak prior to or on the Effective Date and any unpaid fees and expenses incurred by Stonepeak or its Affiliates in connection with the Stonepeak Note or the applicable CVR Payout

Transaction (excluding, for the avoidance of doubt, any fees or expenses related to the approval and consummation of the Prepackaged Plan paid by the Company to Sidley Austin LLP or Moelis & Company LLC); provided, that, in each case, the Pay-Out Threshold shall never be less than zero and, for greater certainty, shall not be affected by amounts contributed to or paid on behalf of the Company by any equityholder other than Stonepeak or its Affiliates or distributed or paid to any equityholder other than Stonepeak or its Affiliates by the Company.

“Permitted Transfer” means: (i) the transfer (upon the death of the Holder) by will or intestacy; (ii) a transfer by instrument to an inter vivos or testamentary trust in which the Contingent Value Rights are to be passed to beneficiaries upon the death of the trustee; (iii) transfers to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, (iv) transfers to any beneficiaries of the Holder, including immediate family members or to any custodian or trustee of any trust, partnership, or limited liability company for the direct or indirect benefit of the Holder or the immediate family of the Holder, (v) transfers to any family member of the Holder, or any entity all of the interests of which are held directly or indirectly for the benefit of any one or more family members of the Holder, in connection with the Holder’s estate or tax planning, retirement, or similar arrangements, (vi) transfers by a Holder to another Holder, (vii) transfers made pursuant to a court order of a court of competent jurisdiction in connection with divorce, bankruptcy or liquidation; or (viii) a transfer made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity, in each such case made in compliance with applicable securities laws.

“Permitted Transferee” means a Person who receives a Contingent Value Right pursuant to a Permitted Transfer and otherwise in accordance with this Agreement.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Petition Date” has the meaning set forth in the Recitals.

“Plan Documents” means the RSA, the Prepackaged Plan, this Agreement, and the organizational documents of the Company adopted as of the Effective Date.

“Prepackaged Plan” has the meaning set forth in the Recitals.

“Pro Rata Payment Amount” means an amount, with respect to a Holder, equal to (i) a fraction, the numerator of which equals the total number of Contingent Value Rights held by such Holder on such date, and the denominator of which equals the total aggregate Contingent Value Rights issued and outstanding on such date, multiplied by (ii) the Proceeds payable to the Holders pursuant to Section 2.4.

“Proceeds” means the cash and other consideration actually received by or for the benefit of Stonepeak (whether directly or indirectly by distribution from the Company, depending on the form of CVR Payout Transaction), in each case, in connection with a CVR Payout Transaction; provided, however, that, (a) in no event shall Proceeds include (i) any reasonable consideration paid to Stonepeak or any of its Affiliates for post-closing transition services, (ii) any portion of the consideration in a CVR Payout Transaction that is used to pay (A) equity holders of the Company other than Stonepeak, (B) then current or former employees or service providers of the Company or its subsidiaries who are not employees of or service providers to Stonepeak or any of its Affiliates (other than the Company, its subsidiaries and any parent company of the Company at which an equity incentive plan is established) in connection with any payment under an equity incentive plan, compensation plan or other arrangement or compensatory grant by Stonepeak or any of its Affiliates, whether paid directly by the Company or indirectly (including from amounts paid to Stonepeak or any of its Affiliates), or (C) indebtedness (including principal, interest, break fees, management fees and any other fees and expenses), fees and expenses, change of control payments (including transfer and consent fees and severance or other termination payments), bonuses, brokers’ commissions or similar fees, or other Liabilities of any Person, (iii) any debt (including capital leases), operating leases, accounts payable or other Liabilities of the Company assumed, acquired, refinanced or replaced by a counterparty in a CVR Payout Transaction or other applicable transaction or (iv) any CVR Distribution Expenses.

“Public Offering” shall mean any Underwritten Offering by the Company or successor entity of Capital Stock (or the Capital Stock of any of Subsidiary of the Company) pursuant to an effective registration statement filed with the SEC under the Securities Act (or the closing of another transaction that results in any such Capital Stock being publicly traded and widely held by the public); provided, however, that a Public Offering shall not include an offering made pursuant to an employee benefit plan.

“Related Party” has the meaning ascribed to the term “related person” in Item 404(a) of Regulation S-K under the Exchange Act.

“Related Party Transaction” means any transaction in which the Company or any of its Subsidiaries, on one hand, and Stonepeak, an Affiliate of Stonepeak (other than the Company or any of its Subsidiaries) or an employee, director, officer or shareholder of Stonepeak or of an Affiliate of Stonepeak (other than the Company or any of its Subsidiaries), on the other hand, is a party.

“Review Period” has the meaning set forth in Section 2.5(b).

“RSA” has the meaning set forth in the Recitals.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Entity).

“Securities Act” means the Securities Act of 1933.

“Shares” means the shares of common stock, no par value, of the Company or any successor equity interests of the Company or its successor in interest.

“Stonepeak” has the meaning set forth in the Preamble.

“Stonepeak Note” means that certain 11% Unsecured PIK Toggle Series A Note issued by Akumin Corp. to Stonepeak on September 1, 2021.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which the securities or other ownership interests having more than 50% of the ordinary voting power in electing the board of directors or other governing body are, at the time of such determination, owned by such Person or another Subsidiary of such Person.

“Tax” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, in each case, imposed by a Governmental Entity.

“Transfer” means any sale, assignment, transfer, disposition, mortgage, pledge, participation, donation, gift, bequest, grant, hypothecation, encumbrance or any other similar transaction in any manner, direct or indirect, in whole or in part.

“Underwritten Offering” shall mean a sale of Capital Stock to an underwriter or underwriters for reoffering to the public.

ARTICLE 2

CONTINGENT VALUE RIGHTS

Section 2.1. Issuance of Contingent Value Rights; Appointment of CVR Agent.

(a) The Contingent Value Rights represent the contractual rights of Holders to receive contingent payments if and to the extent payable pursuant to the terms of this Agreement. Each Holder shall be issued Contingent Value Rights pursuant to the Prepackaged Plan and, in connection with the issuance of Contingent Value Rights pursuant to the Prepackaged Plan, each Holder is automatically deemed to have accepted the terms of this Agreement and is automatically deemed to be a party hereto as if, and with the same effect as if, such Holder had delivered a duly executed counterpart signature page to this Agreement without any further action by any party.

(b) The Company hereby appoints the CVR Agent to act as agent for the Company with respect to the Contingent Value Rights in accordance with the express terms and on the conditions set forth in this Agreement, and the CVR Agent hereby accepts such appointment.

(c) The maximum aggregate number of Contingent Value Rights that may be outstanding under this CVR Agreement is limited to the number of Contingent Value Rights that were issued pursuant to the Prepackaged Plan and in accordance with Section 2.1(a) above (the “Initial Contingent Value Rights”) and which Contingent Value Rights were outstanding as of the Effective Date. The number of outstanding Contingent Value Rights at any given time may be less than the number of Initial Contingent Value Rights, if reduced in accordance with Section 2.8 upon the abandonment of a Contingent Value Right or in accordance with Section 2.9 upon the repurchase of Contingent Value Rights by the Company. From and after the Effective Date, the Company shall not be permitted to issue any additional Contingent Value Rights under this CVR Agreement.

Section 2.2. Non-transferability. The Contingent Value Rights are non-transferable and shall not be Transferred, other than a Permitted Transfer to a Permitted Transferee in compliance with applicable securities laws and the procedural requirements of this Agreement, including Section 2.3. No Holder may Transfer any economic interest in a Contingent Value Right to any other Person. Any final determination regarding whether a proposed transferee is a Permitted Transferee shall be made by the Company, in its discretion, pursuant to Section 2.3(c) below. Any purported Transfer of a Contingent Value Right to anyone other than a Permitted Transferee shall be null and void ab initio.

Section 2.3. No Certificate; Registration; Confidentiality; Registration of Transfer; Change of Address.

(a) The Contingent Value Rights shall be issued in book-entry form only and shall not be evidenced by a certificate or other instrument.

(b) The CVR Agent shall keep a register (the “CVR Register”) for the registration of Contingent Value Rights in a book-entry position for each Holder. The CVR Register shall set forth the name and address of each Holder and the number of Contingent Value Rights held by such Holder. The CVR Register will be updated as necessary by the CVR Agent to reflect the addition or removal of Holders (including pursuant to any Permitted Transfers, abandonment pursuant to Section 2.8 or repurchase pursuant to Section 2.9), upon receipt of such information with respect to any new Holder by the CVR Agent. The parties hereto and their Affiliates or representatives may receive and inspect a copy of the CVR Register, from time to time, upon request made to the CVR Agent.

(c) Any information furnished to a Holder by the Company or the CVR Agent, including the CVR Register and all analyses, compilations, data, studies, notes, interpretations, memoranda or other documents prepared by the Holder or any of its respective representatives containing or based in whole or in part on any such furnished information (“Confidential Information”) may not be divulged or communicated to any Person, or, other than to evaluate such Holder’s interest in the Contingent Value Rights, used for any purpose, in whole or in part, without the prior written consent of the Company; provided, that, notwithstanding the foregoing, information shall not be Confidential Information and subject to the restrictions set forth herein if such information (i) was, is or becomes generally available to the public other than as a result of the Holder’s or one of its representatives’ breach of this Agreement; (ii) was, is or becomes available to a Holder or its representatives on a non-confidential basis from a source that was not known by the Holder or its representatives to be bound by a confidentiality agreement with respect to such information or otherwise prohibited from furnishing or making available the information to the Holder or such Holder’s representatives by a contractual, legal or fiduciary obligation; or (iii) was, is or becomes independently developed by the Holder or its representatives without using any Confidential Information; provided, further, that (1) Confidential Information may be disclosed if legally compelled (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process), or in response to a request from a regulatory or self-regulatory or supervisory authority having or asserting jurisdiction over the applicable Holder; provided, the Holder provides reasonably prompt prior written notice of such required disclosure (to the extent permitted by law) so that the Company may seek (at its sole cost and expense and with the reasonable cooperation of the Holder) a protective order or other appropriate remedy, and the Holder shall only disclose that portion of Confidential Information that is legally required to be disclosed and shall take all reasonable steps to preserve the confidentiality of such disclosed Confidential Information, and (2) each Holder may disclose Confidential Information to its officers, employees, agents, accountants, attorneys, and advisors but such Holder shall be responsible for any breach of the confidentiality provisions set forth in this Agreement by any such officer, employee, agent, accountant, attorney, or advisor as if such Persons were subject thereto.

(d) Subject to the restrictions on transferability set forth in Section 2.2, every request made to Transfer a Contingent Value Right to a Permitted Transferee must be made in writing to the Company and the CVR Agent and set forth in reasonable detail the circumstances related to the proposed Transfer, and such request must be accompanied by a written instrument or instruments of transfer and any other requested information or documentation in a form reasonably satisfactory to the Company and the CVR Agent, duly and validly executed by the registered Holder or Holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney. Upon receipt of such a written Transfer request, the Company shall, subject to its reasonable determination that the Transfer instrument is in proper form and the Transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), instruct the CVR Agent in writing to register the Transfer of the Contingent Value Rights in the CVR Register. All duly Transferred Contingent Value Rights registered in the CVR Register shall be the valid obligations of the Company, evidencing the same rights and entitling the transferee to the same benefits and rights under this Agreement as those held immediately prior to the Transfer by the transferor. No Transfer of a Contingent Value Right shall be valid until registered in the CVR Register, and any Transfer not duly registered in the CVR Register will be void ab initio (unless the Transfer was permissible hereunder and such failure to be duly registered is attributable to the fault of the CVR Agent to be established by clear and convincing evidence). Any Transfer of the Contingent Value Rights shall be without charge to the Holder; provided, that the Company and the CVR Agent may require (i) evidence of payment of a sum sufficient to cover any stamp, documentary, registration, or other Tax or governmental charge that is imposed in connection with such Transfer or the registration of such Transfer (or evidence that such Taxes and charges are not applicable), or (ii) that the transferor establish to the reasonable satisfaction of the CVR Agent that such Taxes have been paid. The CVR Agent shall have no obligation to pay any such Taxes or charges and the CVR Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of such Taxes or charges unless and until the CVR Agent is satisfied that all such Taxes or charges have been paid. Additionally, the fees and costs related to any legal opinion requested under this Section 2.3(d) shall be the responsibility of the Holder. Any attempted Transfer of a Contingent Value Right, in whole or in part, that is not permitted by this Section 2.3(d), including any attempted Transfer that is made to any party other than a Permitted Transferee or otherwise not effected in accordance with the terms set forth herein, will be void and of no effect.

(e) A Holder may make a written request to the CVR Agent to change such Holder’s address of record in the CVR Register. The written request must be duly and validly executed by the Holder. Upon receipt of such written notice, the CVR Agent shall promptly record the change of address in the CVR Register.

Section 2.4. Determination and Payment of Proceeds.

(a) Proceeds in connection with a CVR Payout Transaction, shall be distributed to Stonepeak, on the one hand, and the CVR Agent on behalf of the Holders, on the other hand, as follows (with each Holder entitled to receive from the CVR Agent its Pro Rata Payment Amount of all amounts received by the CVR Agent on behalf of the Holders under this Section 2.4(a)):

(i) first, Stonepeak shall be entitled to receive 100% of such Proceeds until the Proceeds received by Stonepeak equals the Pay-Out Threshold then in effect;

(ii) second, the Holders shall be entitled to receive, in the aggregate, 85% of the remaining Proceeds and Stonepeak shall be entitled to receive, in the aggregate, 15% of the remaining Proceeds, in each case, until such time as the Holders in the aggregate have received 15% of the aggregate amount distributed under Section 2.4(a)(i) and this Section 2.4(a)(ii);

(iii) third, the Holders shall be entitled to receive, in the aggregate, 15% of the remaining Proceeds and Stonepeak shall be entitled to receive, in the aggregate, 85% of the remaining Proceeds, in each case, until such time as Stonepeak has received aggregate Proceeds of all CVR Payout Transactions equal to 150% of the sum of all amounts contributed or deemed contributed by Stonepeak to the Company under clause (i) and clause (iii) of the definition of the Pay-Out Threshold then in effect; and

(iv) thereafter, the Holders shall be entitled to receive, in the aggregate, 25% of all remaining Proceeds and Stonepeak shall be entitled to receive, in the aggregate 75% of all remaining Proceeds;

provided, that, in each case, with respect to a CVR Payout Transaction (taken together with all prior CVR Payout Transactions), if the aggregate Proceeds from all such CVR Payout Transactions are not in excess of the Pay-Out Threshold, then none of the Proceeds of such CVR Payout Transaction will be paid to the CVR Agent on behalf of the Holders and no Holder will be entitled to any of such Proceeds. An illustrative example of the calculation of the payments set forth herein is set forth in Schedule A. In the event there is a conflict between the calculation of payments in Schedule A and this Section 2.4(a), the terms of this Section 2.4(a) shall control.

(b) Stonepeak or the Company, as applicable, shall use commercially reasonable efforts to distribute Proceeds in the same form of consideration in the same proportion as received by Stonepeak; provided, however, that, if Stonepeak or the Company, as applicable, is unable to distribute such Proceeds in such manner after exercising commercially reasonable efforts (including if distributing any non-cash consideration would violate applicable law or if the transfer of equity consideration is not permitted by the issuer thereof), then Stonepeak or the Company, as applicable, will distribute cash equal to the fair market value (as determined by the Independent Accountant in good faith) of any such non-cash consideration to some or all of the Holders, in accordance with Section 2.4(a), in lieu of distributing such non-cash consideration to the Holders. Stonepeak or the Company, as applicable, shall be permitted to require Holder to provide proof of accreditation prior to the distribution of Capital Stock.

Section 2.5. Payment Procedures.

(a) If a CVR Payout Transaction occurs, then no later than 45 days following such CVR Payout Transaction, Stonepeak or the Company shall deliver to the Independent Accountant a certificate which outlines Stonepeak’s or the Company’s calculation of the Proceeds with respect to such CVR Payout Transaction and the recipients thereof (the “Calculation Certificate”), which such Calculation Certificate and the information contained therein shall be deemed to be Confidential Information.

(b) During the 30 day period after the Calculation Certificate is delivered to the Independent Accountant in accordance with Section 2.5(a) (the “Review Period”), the Company shall permit, and shall cause its Subsidiaries to permit, the Independent Accountant to have access to the records of the Company or its Subsidiaries as may be reasonably necessary to investigate the basis for the Calculation Certificate. For the avoidance of doubt, only if the Company did not engage an Independent Accountant at the time of a prior Related Party Transaction in accordance with Section 4.1(a), the Independent Accountant may review as part of its investigation under this Section 2.5(b) whether a prior Related Party Transaction that was undertaken by the Company was on arm’s length terms for purposes of performing calculations hereunder. If an Independent Accountant reviewing a prior Related Party Transaction pursuant to this Section 2.5(b) determines that such Related Party Transaction is not on arm’s lengths terms, then the Independent Accountant shall determine if the transaction had or would have the effect of circumventing or reducing payment to the Holders hereunder and, if so, then any payments or amounts paid by the Company or any of its Subsidiaries in excess of arm’s length terms shall reduce the Pay-Out Threshold by the amount that is in excess of arm’s length terms. At the end of the Review Period, the Independent Accountant will certify its approval of the Calculation Certificate, as amended (if applicable) to reflect its good faith judgement of the calculation of the Proceeds with respect to such CVR Payout Transaction and the recipients thereof, and such Calculation Certificate will be deemed final, conclusive and binding (absent intentional fraud or manifest error) on the parties hereto and every Holder for all purposes of this Agreement. Within five Business Days following the end of the Review Period, Stonepeak or the Company shall Make Available such final Calculation Certificate and deliver such final Calculation Certificate to the CVR Agent.

(c) If, following the Review Period or, if applicable, completion of the procedure set forth in Section 2.6(a), there is a Proceeds amount distributable or payable to the CVR Agent on behalf of the Holders, the Company or Stonepeak, as applicable, will deposit with the CVR Agent cash or other applicable consideration in an amount equal to the Proceeds payable. On the date (a “CVR Payment Date”) that is not more than five Business Days after receipt of such Proceeds (or any other Proceeds received by the CVR Agent under Section 2.4(a)), the CVR Agent will then pay to each Holder an amount equal to such Holder’s Pro Rata Payment Amount with respect to such Proceeds by check mailed to the address of each such respective Holder as reflected in the CVR Register, or, if agreed to by the Company with respect to any Holder who has provided the CVR Agent with wire transfer instructions meeting the CVR Agent’s requirements, by wire transfer of immediately available funds to such account.

(d) The Company and the CVR Agent will be entitled to deduct and withhold, or cause to be deducted or withheld, from the Proceeds or any other amount payable to the Holders pursuant to this Agreement, such amount as the Company or the CVR Agent is required to deduct and withhold with respect to the making of any such payment under the Code, or any provision of state, local or non-U.S. Tax law. The Holders will deliver to the Company or the CVR Agent, as applicable, at the time or times reasonably requested by the Company or the CVR Agent, as applicable, such properly completed and executed documentation reasonably requested by the Company or the CVR Agent, as applicable, as will permit the Company or the CVR Agent to determine the appropriate amount of withholding. To the extent that amounts so withheld are paid over to or deposited with the relevant Governmental Entity, withheld amounts will be treated for all purposes of this Agreement as having been paid to a Holder in respect of which such deduction and withholding was made.

(e) The CVR Agent shall have no duty or obligation to calculate, verify or confirm the accuracy, validity or sufficiency of any Proceeds, Proceeds any amounts paid hereunder, the Pay-Out Threshold, or any other amount under this Agreement.

(f) Stonepeak, the Company’s and CVR Agent’s obligation to pay any Proceeds shall be conditioned on no court or other Governmental Entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any judgment, injunction or order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits or imposes any penalty upon the payment of any Proceeds and the payments being otherwise lawful.

(g) If Stonepeak or the Company requests in writing to the CVR Agent, any funds comprising the cash deposited with the CVR Agent under Section 2.5(c) that remain undistributed to the Holders 12 months after a CVR Payment Date shall be delivered to Stonepeak by the CVR Agent and any Holders who have not theretofore received payment in respect of such Contingent Value Rights shall thereafter look only to the Company for payment of such amounts, subject to any applicable escheatment laws in effect from time to time. Upon delivery of such funds to the Company, the escheatment obligations of the CVR Agent with respect to such funds shall terminate. Notwithstanding any other provisions of this Agreement, any portion of the funds provided by or on behalf of the Company to the CVR Agent that remains unclaimed 36 months after termination of this Agreement in accordance with Section 7.7 (or such earlier date immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity) shall, to the extent permitted by law, become the property of Stonepeak, free and clear of any claims or interest of any person previously entitled thereto, subject to any applicable escheatment laws in effect from time to time.

(h) All funds received by the CVR Agent under this Agreement that are to be distributed or applied by the CVR Agent in the performance of services hereunder shall be held by the CVR Agent as agent for the Company and deposited in one or more bank accounts to be maintained by the CVR Agent in its name as agent for the Company, and such funds shall be free of any claims by the Company or Stonepeak other than reversionary rights and as set forth in Section 2.5(g), and separate from any potential bankruptcy estate of the Company or Stonepeak. The CVR Agent shall have no responsibility or liability for any diminution of the funds that may result from any deposit made by the CVR Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party, except as a result of the CVR Agent ’s willful misconduct, fraud, bad faith or gross negligence (each as determined by a final, non-appealable judgment of a court of competent jurisdiction). The CVR Agent may from time to time receive interest, dividends or other earnings in connection with such deposits. The CVR Agent shall not be obligated to pay such interest, dividends or earnings to Stonepeak, the Company, any Holder or any other Person. Notwithstanding anything to the contrary herein, Stonepeak or the Company (depending on which receives Proceeds in connection with any CVR Payout Transaction) shall be responsible for providing the CVR Agent with sufficient funds to satisfy its payment obligations to the Holders.

(i) The parties hereto agree to treat the Contingent Value Rights for all U.S. federal and applicable state and local Tax purposes as (a) additional consideration for or in respect of the Shares pursuant to the Prepackaged Plan and (b) a “closed transaction” in which the fair market value of the Contingent Value Rights, as determined by a third party valuation expert, is included in income in the taxable year of the Confirmation Order and, in each case, none of the parties hereto will take any position to the contrary on any Tax return, any other filing with a Governmental Entity related to Taxes or for other Tax purposes except as otherwise required by a Final Determination. The Company or CVR Agent, as applicable, shall report imputed interest on the Contingent Value Rights pursuant to Section 483 of the Code, to the extent required by applicable law.

(j) Notwithstanding anything to the contrary herein, the CVR Agent shall be responsible for information reporting required under applicable law with respect to the Contingent Value Rights, including reporting the fair market value of the Contingent Value Rights upon the Holders’ receipt of such Contingent Value Rights on IRS Form 1099-B or other applicable form to the extent required under applicable law. The Company shall provide the CVR Agent with the fair market value of the Contingent Value Rights.

Section 2.6. Review of the Independent Accountant.

(a) The Company will engage the Independent Accountant in the circumstances and on the terms set forth in this Agreement and will reasonably cooperate with the Independent Accountant, including providing the Independent Accountant reasonable access during normal business hours and on reasonable advance notice to relevant personnel, properties, and books and records of the Company.

(b) The sole and exclusive remedy or recourse for any Holder under this Agreement relating to the Calculation Certificate delivered by Stonepeak or the Company and the determination as to whether a distribution is required to be made under this Agreement shall be to review of the Independent Accountant in accordance with Section 2.5, Section 2.6(a) and Section 4.1 (as applicable).

Section 2.7. No Voting, Dividends or Interest; No Equity or Ownership Interest in the Company; No Fiduciary Duties; No Registration.

(a) The Contingent Value Rights shall not entitle the CVR Agent or the Holders to any voting or dividend rights, and interest shall not accrue on any amounts payable regarding any Contingent Value Rights to any Holder.

(b) The Contingent Value Rights shall not represent any equity, stock or other ownership interest in the Company, any Subsidiary or any Affiliate of the Company or any other Person.

(c) Neither the Company, nor any of its Affiliates, nor any of their respective officers or directors owe fiduciary duties of any kind to the Holders.

(d) Nothing contained in this Agreement shall be construed as conferring upon any Holder, by virtue of the Contingent Value Rights, any rights or obligations of any kind or nature whatsoever as a stockholder or member of the Company or any of its Affiliates either at law or in equity. The rights of any Holder and the obligations of Stonepeak, the Company and their respective Affiliates and their respective officers, directors and controlling Persons are contract rights limited to those expressly set forth in this Agreement.

(e) Each Holder acknowledges that such Holder is aware that the Contingent Value Rights have not been registered under the Securities Act or under the securities law of any state, and the Company is not obligated hereby to, and has no intent to cause the offer or sale of or the Contingent Value Rights to, be registered under any securities laws.

(f) It is hereby acknowledged and agreed that the Contingent Value Rights and the possibility of any payment hereunder with respect thereto are highly speculative and subject to numerous factors outside of Stonepeak’s and the Company’s control, and there is no assurance that Holders will receive any payments under this Agreement or in connection with the Contingent Value Rights. Each Holder acknowledges that it is possible that no payments will occur and that there will not be any Proceeds. It is acknowledged and agreed that this Section 2.7 is an essential and material term of this Agreement.

Section 2.8. Ability to Abandon the Contingent Value Right. The Holder of a Contingent Value Right may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a Contingent Value Right by delivering to the CVR Agent a notice of abandonment relinquishing such Contingent Value Right to the Company without consideration therefor, in which case such Contingent Value Right shall be deemed canceled and no longer outstanding, and the CVR Agent shall amend the CVR Register accordingly and notify the Company in writing.

Section 2.9. Repurchase of Contingent Value Right. If any Holder ceases to be an Accredited Investor prior to November 1 in any calendar year, such Holder shall notify the Company prior to November 1 of such year, and if a Holder ceases to be an Accredited Investor after November 1 of any year, such Holder shall notify the Company within five Business Days of ceasing to be an Accredited Investor. If a Holder notifies the Company that it has ceased to be an Accredited Investor, the Company (or its designee) may repurchase such Holder’s Contingent Value Rights for fair market value (as determined by the Board of Directors in good faith) by a check or wire transfer of immediately available funds to such Holder (the “Purchase Price”), if the Company reasonably determines such repurchase as described herein is necessary in order for the Company to remain as a privately held company whose securities are not required to be registered under the Securities Exchange Act of 1934 or other applicable securities laws. Upon payment of the Purchase Price to such Holder, the Contingent Value Rights of such Holder shall be redeemed and cancelled and no longer outstanding, and the CVR Agent shall amend the CVR Register accordingly. The amount of the Purchase Price for any repurchase of Contingent Value Rights pursuant to this Section 2.9 shall deemed to be Proceeds distributed to the Holders in accordance with Section 2.4.

ARTICLE 3

THE CVR AGENT

Section 3.1. Certain Duties and Responsibilities. The CVR Agent shall not have any liability for any actions taken, suffered or omitted to be taken in connection with this Agreement, except to the extent such liability arises as a result of the willful misconduct, fraud, bad faith or gross negligence of the CVR Agent (in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction). Anything to the contrary notwithstanding, in no event shall any Person be liable for any special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits) arising out of any act or failure to act hereunder. No provision of this Agreement (other than this Section 3.1) shall require the CVR Agent to expend or risk its own funds on behalf of any other Person, take any action that it reasonably believes would expose or subject it to expense or liability, or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers. The Company’s obligations under this Section 3.1 and Section 3.2 shall survive the resignation or removal of any CVR Agent, the expiration of the Contingent Value Rights and the termination of this Agreement.

Section 3.2. Certain Rights of CVR Agent. The CVR Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied duties, covenants or obligations shall be read into this Agreement against the CVR Agent. In addition:

(a) the CVR Agent may rely on and shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted to taken by it in reliance upon any resolution, certificate, statement, instrument, opinion, report, notice, request, instruction, direction, consent, order or other paper or document believed by it, in the absence of bad faith, to be genuine and to have been signed or presented by the proper party or parties;

(b) the CVR Agent may perform any and all of its duties (i) itself (through its directors, officers, or employees) or (ii) through its agents, representatives, attorneys, custodians or nominees and the CVR Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such agents, representatives, attorneys, custodians or nominees, absent gross negligence, bad faith or willful or intentional misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) of the CVR Agent in the selection and continued employment thereof;

(c) the permissive rights of the CVR Agent to do things enumerated in this Agreement shall not be construed as a duty;

(d) the CVR Agent shall not be required to give any note or surety in respect of the execution of such powers;

(e) the Company agrees to indemnify, defend, protect, save and keep harmless the CVR Agent and its Affiliates and their respective successors, assigns, directors, officers, managers, employees, agents, attorneys, accountants and experts (collectively, the “Indemnitees”), against any and all loss, liability, obligation, damage, fine, settlement, penalty, action, judgment, suit, cost, disbursement, proceeding, investigation, claim, demand or out-of-pocket expense of any kind or nature whatsoever (including the reasonable and documented, out-of-pocket fees and expenses of legal counsel and the reasonable and documented, out-of-pocket costs and expenses of defending the Indemnitee against any claim of liability arising therefrom) (collectively, “Losses”) that may be imposed on, incurred by, or asserted against any Indemnitee, at any time, and in any way relating to, arising out of or in connection with the execution, delivery or performance of this Agreement, the enforcement of any rights or remedies in connection with this Agreement, and the payment, transfer or other application of funds pursuant to this Agreement, or as may arise by reason of any act, omission or error of the Indemnitee; provided, however, that no Indemnitee shall be entitled to be so indemnified, defended, protected, saved or kept harmless to the extent such Loss was caused by the willful misconduct, fraud, bad faith or gross negligence of such Indemnitee (each as determined by a final, non-appealable judgment of a court of competent jurisdiction);

(f) in addition to the indemnification provided under Section 3.2(e), the Company agrees (i) to pay the fees of the CVR Agent in connection with the CVR Agent’s performance of its obligations hereunder, as set forth on a mutually agreed upon on or prior to the date hereof fee schedule (the “CVR Agent Fees”), and (ii) to reimburse the CVR Agent within 10 days after written demand for all reasonable and documented, out-of-pocket expenses and other disbursements incurred in the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder, including all Taxes (other than income, receipt, franchise or similar Taxes) and governmental charges incurred by the CVR Agent in the performance of its obligations under this Agreement;

(g) in the event the CVR Agent reasonably believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the CVR Agent hereunder, the CVR Agent shall, as soon as practicable, provide notice to the Company, and the CVR Agent may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to the Company or other Person or entity for refraining from taking such action, unless the CVR Agent receives written instructions signed on behalf of the Company by an Authorized Officer which eliminate such ambiguity or uncertainty to the reasonable satisfaction of the CVR Agent;

(h) nothing herein shall preclude the CVR Agent from acting in any other capacity for the Company or for any other Person;

(i) the CVR Agent shall not incur any liability for not performing any act, duty, obligation or responsibility by reason of any occurrence beyond the control of the CVR Agent (including any act or provision of any present or future law or regulation or governmental authority, any act of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems or failure of any means of communication, labor difficulties, war, civil disorder or epidemic or pandemic); provided, that the CVR Agent shall (i) use its commercially reasonable efforts to end or mitigate the effects of any such occurrence on its performance and (ii) resume the performance of its obligations as soon as reasonably practicable after the end of such occurrence;

(j) whenever the CVR Agent shall deem it necessary or desirable that a fact or matter be proved or established prior to taking, suffering or omitting any action hereunder (including the identity of a Holder), the CVR Agent may rely upon an Officer’s Certificate, and such Officer’s Certificate shall be full and complete authorization and protection to the CVR Agent. The CVR Agent shall incur no liability for or in respect of any action taken, suffered or omitted by it absent willful misconduct, fraud, bad faith or gross negligence (each as determined by a final, non-appealable judgment of a court of competent jurisdiction) under the provisions of this Agreement in reliance on such Officer’s Certificate. The CVR Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties and obligations hereunder from an Authorized Officer, and to apply to such officer for advice or instructions in connection with its duties, and it shall not be liable and shall be indemnified for any action taken or suffered to be taken by it in accordance with instructions from such officer. The CVR Agent shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Company;

(k) the CVR Agent shall not be subject to, nor be required to comply with, or determine if any person or entity has complied with, the Plan Documents (other than this Agreement) or any other agreement between or among the parties hereto, even though reference thereto may be made in this Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Agreement; and

(l) the Company agrees that it shall perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged or delivered all such further and other acts, instruments and assurances as may reasonably be required by the CVR Agent for the carrying out or performing by the CVR Agent of the provisions of this Agreement.

Section 3.3. Resignation and Removal; Appointment of Successor.

(a) The CVR Agent may resign and be discharged from its duties under this Agreement at any time by giving written notice thereof to the Company specifying a date when such resignation shall take effect, which notice shall be sent at least 30 days prior to the date so specified, and such resignation shall take effect on such specified date.

(b) The Company shall have the right to remove the CVR Agent at any time for any reason or no reason upon at least 30 days’ notice, specifying a date when such removal shall take effect.

(c) If the CVR Agent shall resign, be removed, or become incapable of acting, the Company shall promptly (and in any event within 30 days after giving notice of the CVR Agent’s removal or after it has been notified of the CVR Agent’s resignation) appoint a qualified successor CVR Agent. The predecessor CVR Agent shall deliver any funds held in connection with this Agreement to any such successor CVR Agent at or prior to the effectiveness of the predecessor CVR Agent’s resignation or removal. The successor CVR Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with this Section 3.3(c) and Section 3.4, become the successor CVR Agent.

(d) The Company, or at the Company’s request the successor CVR Agent, shall give notice of each resignation and each removal of the CVR Agent and each appointment of such successor CVR Agent by Making Available notice of such event to the Holders. Failure to Make Available any such notice to the Holders, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the CVR Agent or the appointment of a successor CVR Agent, as the case may be.

(e) The CVR Agent shall deliver all of the relevant books and records to the successor CVR Agent.

Section 3.4. Acceptance of Appointment by Successor. Every successor CVR Agent appointed hereunder shall, at or prior to such appointment, execute, acknowledge and deliver to the Company and to the retiring, resigning or removed CVR Agent an instrument accepting such appointment and a counterpart of this Agreement, and the retiring, resigning or removed CVR Agent shall execute and deliver such documentation in connection therewith as the Company may reasonably request, and thereupon such successor CVR Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring CVR Agent.

ARTICLE 4

OTHER COVENANTS

Section 4.1. Certain Transactions.

(a) The Company may engage an Independent Accountant who may review any Related Party Transaction that has occurred prior to the CVR Payout Transaction or may occur in connection with the CVR Payout Transaction to confirm if such Related Party Transaction is or was on arm’s lengths terms. If such Related Party Transaction is not on arm’s lengths terms, the Independent Accountant shall determine if the transaction has or would have the effect of circumventing or reducing payment to the Holders hereunder and, if so, then any payments or amounts paid by the Company or any of its Subsidiaries in excess of arm’s length terms shall reduce the Pay-Out Threshold by the amount that is in excess of arm’s length terms.

(b) At or prior to the Effective Date, the Company shall appoint an Independent Director selected by Stonepeak. If, prior to entering into a proposed Related Party Transaction the Independent Director approves such transaction as on arm’s length terms at the time of entry into the transaction, then such transaction or determination shall not be subject to review or challenge by any Holder. For the avoidance of doubt, in accordance with Section 2.5, the Independent Accountant may later determine that a Related Party Transaction was not arm’s length for purposes of performing calculations under this Agreement, including related to the Pay-Out Threshold.

(c) For the purposes of this Agreement, the Independent Accountant’s determination in accordance with this Section 4.1 shall be final and binding upon the parties hereto except in the case of fraud or manifest error.

Section 4.2. Assignment. No party may assign its rights, interests and obligations hereunder except in accordance with this Section 4.2. Stonepeak or the Company may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more of its Affiliates or to any Person with whom Stonepeak or the Company is merged or consolidated, any Person to which Stonepeak or the Company shall sell all or substantially all of its assets or any entity resulting from any merger or consolidation to which Stonepeak or the Company shall be a party (each, an “Assignee”); provided, that in connection with any assignment to an Assignee, (i) Stonepeak or the Company, as applicable, shall agree to remain liable for the performance by Stonepeak or the Company, as applicable, of its respective obligations hereunder (to the extent Stonepeak or the Company exists following such assignment) and (ii) any such assignment is not prejudicial to the Holders and not intended to circumvent payment of any Proceeds to the Holders in accordance with this Agreement. In the event an assignment by Stonepeak or the Company to its respective Affiliate pursuant to the preceding sentence occurs, Stonepeak or the Company, as applicable, shall deliver to the CVR Agent an Officer’s Certificate stating that such assignment complies with this Section 4.2. The CVR Agent may assign its rights, interests and obligations hereunder to any Person into which the CVR Agent or any successor CVR Agent may be merged or with which it may be consolidated, or any Person to which the CVR Agent shall sell all or substantially all of its assets, or any Person resulting from any merger or consolidation to which the CVR Agent or any successor CVR Agent shall be a party, or any Person succeeding to the corporate trust, stock transfer or other shareholder services business of the CVR Agent or any successor CVR Agent, shall be the successor to the CVR Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto. Without limiting the generality of the foregoing, the CVR Agent agrees to use reasonable best efforts to provide the Company with written notice of any such event. No Holder shall, in whole or in part, assign any of its rights or obligations under this Agreement except in accordance with a Permitted Transfer in accordance with Section 2.3(b)-(c). Any purported assignment that is not permitted by this Section 4.2 shall be null and void and of no effect.

Section 4.3. No Obligation to Pursue or Consummate CVR Payout Transaction. Notwithstanding anything in this Agreement to the contrary, none of the Company, Stonepeak or any of their respective Subsidiaries or Affiliates shall be in any way obligated or required to pursue, discuss, negotiate or consummate any CVR Payout Transaction or any transaction or series of transactions that is intended to or would be likely to lead to a CVR Payout Transaction.

ARTICLE 5

AMENDMENTS

Section 5.1. Amendments Without Consent of Holders.

(a) Without the consent of any Holders, Stonepeak, the Company and the CVR Agent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person as a party to this Agreement and the assumption of any such successor of the rights and obligations of the applicable party herein if such succession and assumption is in accordance with the terms of this Agreement;

(ii) to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Company and the CVR Agent shall consider to be for the protection of the Holders; provided, that in each case, such provisions shall not adversely affect the interests of the Holders in any material respect;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided, that in each case, such provisions shall not adversely affect the interests of the Holders in any material respect;

(iv) as Stonepeak, the Company and CVR Agent deem appropriate or necessary in their sole discretion; provided, that such amendment does not adversely affect the interests of the Holders in any respect; or

(v) as necessary to ensure that the Contingent Value Rights are not subject to registration under the Securities Act or result in Stonepeak, the Company or the Contingent Value Rights being required to register or be registered under the Exchange Act or any other applicable law.

(b) Promptly after the execution by Stonepeak, the Company and the CVR Agent of any amendment pursuant to the provisions of this Section 5.1, the Company shall prepare and Make Available a notice thereof to the Holders setting forth in general terms the substance of such amendment; provided, that any failure so to notify the Holders shall not affect the validity of such amendment (it being understood that any failure so to notify the Holders shall not excuse the CVR Agent from its obligations under Section 5.3).

Section 5.2. Amendments with Consent of Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Majority of Holders, Stonepeak, the Company and the CVR Agent may enter into one or more amendments hereto to add, eliminate or change any provisions of this Agreement, if such addition, elimination or change is adverse to the interests of the Holders in any respect. It shall not be necessary for any written consent of the Majority of Holders under this Section 5.2(a) to approve the particular form of any proposed amendment, but shall be sufficient if such written consent approves the substance thereof.

(b) Promptly after the execution by Stonepeak, the Company and the CVR Agent of any amendment pursuant to the provisions of this Section 5.2, the Company shall Make Available a notice thereof to the Holders, setting forth in general terms the substance of such amendment; provided, that any failure so to notify the Holders shall not affect the validity of such amendment (it being understood that any failure so to notify the Holders shall not excuse the CVR Agent from its obligations under Section 5.3).

Section 5.3. Execution of Amendments. Prior to executing any amendment permitted by this Article 5, the CVR Agent shall be entitled to receive, and shall be fully protected in and shall incur no liability for relying upon, an Officer’s Certificate stating that the execution of such amendment is authorized or permitted by this Agreement. The CVR Agent shall execute any amendment authorized pursuant to this Article 5 if the amendment does not materially and adversely affect the CVR Agent’s own rights or duties under this Agreement or otherwise. Otherwise, the CVR Agent may, but need not, execute such amendment. No amendment to this Agreement shall be effective unless executed by the CVR Agent. The CVR Agent agrees that time is of the essence in connection with any amendment to this Agreement that it is directed to execute by the Company in accordance with this Section 5.3.

Section 5.4. Effect of Amendments. Upon the execution of any amendment under this Article 5, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

ARTICLE 6

CONSOLIDATION, MERGER, SALE, CONVEYANCE OR CONVERSION

Section 6.1. No Prohibitions on the Company.

(a) Without limitation of Section 2.4, nothing in this Agreement shall prohibit or prevent Stonepeak, the Company or any of their respective Subsidiaries from consolidating with or merging into any other Person or conveying, transferring or leasing its properties and assets, in whole or in part, to any Person or from converting from a corporation to another business entity, including a limited liability company, organized in another jurisdiction.

(b) Without limitation of Section 2.4, nothing in this Agreement shall prohibit or prevent Stonepeak or the Company or any of its Subsidiaries from selling any of its rights, in whole or in part, to the Company or any or all of the assets of the Company, as applicable.

ARTICLE 7

OTHER PROVISIONS OF GENERAL APPLICATION

Section 7.1. Notices to the CVR Agent, the Company and the Holders.

(a) Unless otherwise indicated, any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered personally or sent by mail, postage prepaid, by electronic mail or overnight courier:

(i)	If to the Company:

Akumin Inc.

8300 W Sunrise Blvd.

Plantation, FL 33322

Attention: Chief Executive Officer

Email: rzine@akumin.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Attention: Ryan Scofield and George J. Vlahakos

Email: rscofield@sidley.com; gvlahakos@sidley.com

(ii)	If to Stonepeak:

Stonepeak Magnet Holdings LP

55 Hudson Yards

550 West 34th Street, 48th Floor

New York, NY 10001

Attention: Legal & Compliance

Email: legalandcompliance@stonepeakpartners.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Attention: Ryan Scofield and George J. Vlahakos

Email: rscofield@sidley.com; gvlahakos@sidley.com

(iii)	If to the CVR Agent:

Continental Stock Transfer & Trust

State Street 30th Floor

New York, NY 10004-1561

Attention: Steven Vacante

Email: svacante@continentalstock.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three Business Days after deposit in the mail, upon confirmation of successful receipt if sent by electronic mail (or if confirmation of successful receipt is not confirmed, the Business Day following delivery); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier; provided, however, that for any information or notices that the Company is required to Make Available pursuant to this Agreement, such information or notices shall be validly delivered to the applicable recipients thereof if delivered in accordance with the term “Make Available” pursuant to this Agreement.

(b) Where this Agreement provides for notice to Holders, such notice shall be sufficiently given if in writing and Made Available, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to deliver such notice, a defect in the mailing address listed in the CVR Register, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

Section 7.2. Effect of Headings; Construction. The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement. Where a reference in this Agreement is made to a section, such reference shall be to a section of this Agreement unless otherwise indicated.

Section 7.3. Benefits of Agreement; Holders are Third Party Beneficiaries. Nothing in this Agreement, express or implied, shall give to any Person (other than the parties hereto and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto and their permitted successors and assigns. Notwithstanding the foregoing, each of the Holders shall be an intended third party beneficiary of this Agreement and each Non-Party Affiliate shall be an intended third party beneficiary to Section 7.9. The Holders will have no rights hereunder or with respect to the matters contemplated hereby except as are expressly set forth in this Agreement. Except for the rights of and exercisable by the CVR Agent set forth herein, the Majority of Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding at law or in equity with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights.

Section 7.4. Governing Law and Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties hereby irrevocably submit to the exclusive personal jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York (and any appellate courts therefrom) in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.1 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.4.

Section 7.5. Severability Clause. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) the Company and the CVR Agent shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law to such end that the transactions contemplated by this Agreement are fulfilled to the extent possible, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction; provided, however that if any such excluded provision shall materially and adversely affect the rights, immunities, liabilities, duties or obligations of the CVR Agent, the CVR Agent shall be entitled to resign immediately upon written notice to the Company.

Section 7.6. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

Section 7.7. Termination. This Agreement shall terminate and be of no further force or effect, and the parties hereto shall have no liability hereunder, (a) if the CVR Payout Transaction is a sale of all or substantially all of the assets or Capital Stock of the Company, automatically, following the completion of the payments required to occur on the CVR Payment Date pursuant to Section 2.5(c) or (b) if Stonepeak no longer beneficially owns any Shares or interest in the Company, automatically, following the completion of the payments, if any, required to occur on the CVR Payment Date pursuant to Section 2.5(c); provided, that Article 1, the last sentence of Section 2.5(b), Section 2.6, Section 2.7, Article 3, Article 6 and this Article 7 shall survive the termination of this Agreement, in each case, to the extent applicable.

Section 7.8. Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof, and this Agreement supersedes any and all other oral or written agreements hereto made with respect to the Contingent Value Rights.

As it relates to the CVR Agent, this Agreement represents the entire understanding of the CVR Agent with reference to the Contingent Value Rights, and this Agreement supersedes any and all other oral or written agreements hereto made with respect to the Contingent Value Rights. With regard to the Company and the Holders, if and to the extent that any provision of this Agreement is inconsistent or conflicts with the Plan Documents, this Agreement shall govern and be controlling (except as may be otherwise required by applicable law), and this Agreement may be amended, modified, supplemented or altered only in accordance with the terms of Article 5. No party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein.

Section 7.9. No Recourse Against Nonparty Affiliates. This Agreement may only be enforced against, and any claim based upon, arising out of, or related to this Agreement or the negotiation, execution or performance of this Agreement may only be brought against, the Persons expressly party hereto, and then only with respect to the specific obligations set forth herein with respect to such Persons. For further clarity, no past, present or future director, officer, employee, incorporator, manager, member, partner, equityholder, Affiliate, agent, attorney or other representative (in each case, in their capacities as such) of any Person party hereto or of any Affiliate of any Person party hereto, or any of their successors or permitted assigns (each, a “Non-Party Affiliate”), shall have any liability for any obligations or liabilities of any party to this Agreement or for any claim based on, in respect of or by reason of the transactions contemplated hereby. Without limiting the foregoing, to the extent permitted by law, (a) each Person party hereto hereby waives and releases all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of any Person party hereto or otherwise impose liability of any Person party hereto on any other Person, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise and (b) each Person party hereto disclaims any reliance upon any other Person not party hereto with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

[Remainder of Page Intentionally Left Blank]

Final Form

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

AKUMIN INC.

By:
Name: Riadh Zine
Title: Chief Executive Officer

STONEPEAK MAGNET HOLDINGS LP

BY: STONEPEAK ASSOCIATES IV LLC, ITS GENERAL PARTNER

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST

By:
Name:
Title:

[Signature Page to Contingent Value Rights Agreement]

Schedule “A”

ILLUSTRATIVE EXAMPLES

Capitalized terms used but not defined in this Schedule A have the meanings given such terms in the Contingent Value Rights Agreement (the “CVR Agreement”) to which this Schedule A is appended. References to Sections in this Schedule A refer to the corresponding sections of the CVR Agreement.

EXAMPLE 1

Sale proceeds from CVR Payout Transaction (assumes no other prior CVR Payout Transaction and no other previous distributions from the Company to Stonepeak): $2B

Total debt and liabilities: $1B

Proceeds (assumes no other stockholders besides Stonepeak): $1B

Pay-Out Threshold: $750M

Payout Implications:

First, Pay-Out Threshold paid to Stonepeak (i.e., $750,000,000)

Second, remaining Proceeds of $250,000,000 to be shared as follows under Section 2.4(a):

First,

CVR Holders receive $136,607,143 (representing 85% of remaining Proceeds until payment to CVR Holders reaches 15% of the sum of (x) Pay-Out Threshold and (y) aggregate amount received by CVR Holders and Stonepeak under this prong (i)) and Stonepeak receives $24,107,143 (representing 15% of remaining Proceeds until payment to CVR Holders reaches 15% of the sum of (x) Pay-Out Threshold and (y) aggregate amount received by CVR Holders and Stonepeak under this prong (i)). Proceeds of $89,285,714 remain to be distributed.

Second,

CVR Holders receive $13,392,857 (representing 15% of remaining $89,285,714 of Proceeds) and Stonepeak receives $75,892,857 (representing 85% of remaining $89,285,714 of Proceeds) because the aggregate of $24,107,143 (as paid in the immediately preceding step to Stonepeak) plus $750,000,000 (Pay-Out Threshold previously paid to Stonepeak) plus $75,892,857 (paid to Stonepeak under (ii) hereof) is less than 150% of the Pay-Out Threshold. After all the foregoing disbursements, the total amount of the Proceeds will have been paid.

Schedule A-1

EXAMPLE 2

Sale proceeds from CVR Trigger Transaction (assumes no other prior CVR Payout Transaction and no other previous distributions from the Company to Stonepeak): $2.5B

Total debt and liabilities: $1B

Total Proceeds (assumes no other stockholders besides Stonepeak): $1.5B

Pay-Out Threshold: $750M

Payout Implications:

First, Pay-Out Threshold paid to Stonepeak (i.e., $750,000,000)

Second, remaining Proceeds of $750,000,000 to be shared as follows under Section 2.4(a):

(i)

First, CVR Holders receive $136,607,143 (representing 85% of remaining Proceeds until payment to CVR Holders reaches 15% of the sum of (x) Pay-Out Threshold and (y) aggregate amount received by CVR Holders and Stonepeak under this prong (i)) and Stonepeak receives $24,107,143 (representing 15% of remaining Proceeds until payment to CVR Holders reaches 15% of the sum of (x) Pay-Out Threshold and (y) aggregate amount received by CVR Holders and Stonepeak under this prong (i). Proceeds of $589,285,714 remain to be distributed.

Second,

CVR Holders receive $61,922,269 (representing 15% of the remaining Proceeds until such time as Stonepeak receives an additional $350,892,857 which, together with the Pay-Out Threshold previously paid and the $24,107,143 paid in the immediately preceding step, represents aggregate payments to Stonepeak of 150% of the Pay-Out Threshold). Proceeds of $176,470,588 remain to be distributed.

CVR

Holders would receive $44,117,647 (25% of all remaining Proceeds) and Stonepeak would receive $132,352,941 (75% of remaining Proceeds). After all of the foregoing disbursements, the total amount of the Proceeds will have been paid.

Schedule A-2